Exhibit 21

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

EXHIBIT 21—List of the Company’s subsidiaries

Name of Subsidiary (As it is stated in its organizational document under which it does business)	State or Other Jurisdiction of Incorporation or Organization
Domestic:

Church & Dwight Chemical Products, Inc.	Delaware

Church & Dwight Company	Delaware

Church & Dwight Virginia Co. Inc.	Delaware

International:

Armkel Holding (Netherlands) B.V.	Netherlands

Armkel Canada (Netherlands) B.V.	Netherlands

Church & Dwight Canada Corp.	Canada

Church & Dwight (Australia) Pty Ltd.	Australia

Quimica Geral do Nordeste S.A.	Brazil

Armkel Brasil Cosmeticos Ltda. (Brazil)	Brazil

Armkel Company (France) S.A.S.	France

Sofibel S.A.S.	France

Armkel Company (U.K.) Limited	United Kingdom

Church & Dwight (U.K.) Limited	United Kingdom

Brotherton Specialty Products Ltd.	United Kingdom

Church & Dwight de Mexico S. de R.L. de C.V.	Mexico

Armkel Company (Spain), S.r.l.	Spain

Icart, S.A.	Spain

Carter Products (N.Z.) Inc.	New Zealand

The Company’s remaining subsidiaries, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2005.